Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Welcomes Mary Paladino to Board of Directors

BROOKFIELD, Conn., September 26, 2019 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, announced that Mary Paladino will join its Board of Directors as an independent director, effective October 1, 2019.

“I’m pleased to announce that Mary will be joining our board of directors as her experience, expertise, and leadership qualities will complement and strengthen our board,” said Constantine (“Deno”) Macricostas, chairman of the board. “This is the first step in a measured succession plan for our board, and Mary enters as a respected and qualified addition to our organization. Her business experience and financial expertise will be valuable assets to us as we continue to grow our business as the merchant photomask leader.”

Mary is a Certified Public Accountant with over three decades of accounting and auditing experience, and currently holds the position of Partner for one of the top public accounting firms located throughout the Northeast. Mary is the Audit and Attest Services Practice Leader for the firms White Plains, NY location. Prior to joining her current firm in 2008, she held various leadership roles in the auditing groups of Deloitte & Touche, LLP and BDO Seidman, LLP. Mary graduated magna cum laude with a BS in accounting from the State University of New York and is a member of the American Institute of Certified Public Accountants.

“I am excited for this opportunity to join the Photronics’ board,” said Mary Paladino. “Photronics is a market and technology leader in a global industry, and I look forward to joining a winning team.”

Photronics also announced the adoption of a new retirement policy that stipulates each independent, non-employee director cannot be nominated for a term that begins after his or her 75th birthday. Consistent with this policy, Joseph Fiorita will retire from the board of directors at the end of his current term and will not stand for reelection in the 2020 annual meeting. He has been a director since 1987. “I wish to thank Joe for his many years of service and counsel; he has been an invaluable asset to the organization. His devotion and stewardship to Photronics has been instrumental to our success and obtaining the leadership position we hold today,” said Macricostas.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2018, the company had 1,575 employees across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.